EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

J.B. Hunt Transport Services, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 relating to the  J.B. Hunt Transport Services, Inc. Amended and Restated Management Incentive Plan of our reports dated  March 11, 2005, with respect to the consolidated balance sheets of J.B. Hunt Transport Services, Inc. and  subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings,  stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year  period ended December 31, 2004, management’s assessment of the effectiveness of internal control over  financial reporting as of December 31, 2004, and the effectiveness of internal control over financial  reporting as of December 31, 2004, which reports appear in the December 31, 2004 Annual Report on  Form 10-K of J.B. Hunt Transport Services, Inc.

Tulsa, Oklahoma

July 1, 2005